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                                                                    EXHIBIT 11.1

                   COMPUTATION OF EARNINGS PER COMMON SHARE

                        BIOMET, INC. AND SUBSIDIARIES

               for the years ended May 31, 1996, 1995, and 1994
                  (in thousands, except earnings per share)

                         ---------------------------

Computation of EPS based on simple capital structure without regard to common stock equivalents:

                                                     1996         1995          1994
                                                     ----         ----          ----
     Net income applicable to common shares        $ 94,106     $ 79,200      $ 69,818

     Weighted average number of shares
     outstanding during the year                    115,461      115,459       115,215

     Primary earnings per common share                 $.82         $.69          $.61

Computation of EPS using stock options as common stock equivalents:

A computation of EPS using stock options is not presented since their inclusion would not result in a different earnings per share amount for the years ended May 31, 1996, 1995 and 1994.